From: Kiho Choi [email address omitted]
Sent: Tuesday, February 02, 2016 2:55 PM
To: David W Kim (General Counsel)
Subject: RE: Form 8-K Filing

David,

8K says,

“Mr. Choi resigned shortly after being informed that the Nomination and Governance Committee of the Company’s Board of
Directors would not recommend him for re-election at the forthcoming Annual Meeting, or for inclusion on the board of the combined company upon completion of the proposed merger between the Company and Wilshire Bancorp, Inc.”

My respond,

No body informed me.  My decision was 90% made when 9 directors voted to go with Wilshire only six or seven weeks ago as stated in 8K.  This is an insult.

8K says,

“Mr. Choi voted against approval of the Company’s proposed merger with Wilshire Bancorp. That vote occurred nearly seven weeks prior to his resignation.”

My respond,

I never voted against the Wilshire Deal.  I insisted and voted for exploring both options (Hanmi and Wilshire).